Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

VTSS - Q2 2011 Vitesse Semiconductor Corp Earnings Conference Call

Event Date/Time: May 05, 2011 / 08:30PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

CORPORATE PARTICIPANTS

Chris Gardner

Vitesse Semiconductor - Pres., CEO

Rich Yonker

Vitesse Semiconductor - CFO

CONFERENCE CALL PARTICIPANTS

William “Sandy” Harrison

Signal Hill Capital - Analyst

Dave King

B. Riley & Company - Analyst

Quinn Bolton

Needham & Company - Analyst

Bob Sells

LMK Capital Management - Analyst

PRESENTATION

Operator

Good afternoon. My name is Lane, and I will be your conference operator today. At this time, I would like to welcome everyone to the Vitesse Semiconductor Q2 Fiscal Year 2011 quarterly conference call. (Operator Instructions) I would now like to turn the call over to Mr. Chris Gardner, CEO. Sir, you may begin your conference.

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Thank you, Lane, and good afternoon, everyone, and welcome to our earnings call to review our results for the second fiscal quarter 2011. The press release announcing the results was issued earlier today and can be found on the website at Vitesse.com. Likewise, complete financial information for the quarter and our latest full year are also available on our website. I’m here today with our CFO, Rich Yonker.

Before we begin, I would like to point out that during the course of the conference, we will be making various remarks about future expectations, plans, and prospects for the Company that constitute forward-looking statements for the purposes of the Safe Harbor Provisions under Section 21 E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties.

For further information about these risks and uncertainties, please read the company’s SEC filings, including our annual report form 10-K for the year ended September 30, 2010. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this call. Furthermore, the company is under no obligation, and expressly disclaims any obligation, to update or alter any of the forward-looking statements contained in the call, whether as the result of new information, further events, or otherwise, unless required to do so by law.

So before we move on to the results for the quarter, I would like to provide an update on two items. First, within the quarter, the US District Court in the southern district of New York approved the company’s settlement with the SEC. As a result of this final determination, the company released $3 million in penalties agreed to as part of the settlement. This has been accrued on our balance sheet since June 2009. We now happily consider this matter with the SEC closed.

As a second and somewhat happier note, we completed our relisting on NASDAQ on March 2, extremely pleased to achieve this critical milestone for the Company and for our stockholders. This quarter we’ll be expanding our IR efforts consistent with this new listing. We’ll start by attending the B. Riley investor conference on May 24 and 25 in Santa Monica, California.

With that, let me turn it over to Rich, who will review the financial results.

Rich Yonker - Vitesse Semiconductor - CFO

Thanks, Chris.

Before reviewing the highlights of Q2 quarter, which is the end of March 31, 2011, I would like to remind you of a few events which occurred in the quarter. On January 18, we paid down the senior debt by $8 million. The benefits of this restructuring of the senior debt are, all debt is accounted for as long-term debt and is not due until 2014. Also, interest payments are reduced annually by approximately $1.3 million, and overall, it’s a significant strengthening of our balance sheet. As Chris mentioned, we also got listed on NASDAQ March 2, 2011. And now on to the results for Q2.

First, the income statement highlights. Q2 results for revenue, gross margin, and operating expense were all within the Company’s guidelines. Total revenue was $36.9 million, which includes intellectual property revenue, product margin was 62.2%, which excludes intellectual property, but when you look at the total gross margin, which includes intellectual property, it was 64.8%. Operating expense was $25 million. Again, all of these were within guidance of what we expected for Q2.

As a reminder, the investment in inventory build over the last six months resulted in short-term favorable impact to product margins. Conversely, as we draw down inventory to return to normal operating inventory turns, it will result in short-term unfavorable impact to product margins. The net impact of product margins for the year will be close to zero and within our product margin long-term goal of 55% to 60%.

R&D expenses in Q2 were $15 million, which was an increase of $600,000 over prior quarter. It included Q2 asset investments totalling $1.9 million, as the 20 new products for 2011 continue to be on schedule. SG&A expenses for Q2 were $10 million, which was a $500,000 lower than prior quarter, due to a decrease in audit and finance contract fees. The company continues to improve its effectiveness in cost control while ensuring key investments are made in new products. The current target for operating break-even is $38 million to $39 million in quarterly revenue.

In Q2, the company had operating loss of $1.1 million, which includes $900,000 of depreciation and amortization, and $900,000 of stock-based compensation. In Q2, the non-GAAP net loss from operations of $100,000 is net of adjustments for stock-based compensation and amortization of intangible assets. The net loss for Q2 was $9 million, or a loss of $0.37 per share. At non-GAAP, the net loss was $2.2 million, or a loss of $0.09 per share. The major adjustments between GAAP and non-GAAP are the non-cash expenses of stock-based compensation charges of $900,000, the embedded derivative expense of $2 million, and the loss of extinguishment of debt of $3.9 million.

Next, the balance sheet highlights for Q2. The cash balance at the end of Q2 was $18.2 million, which was a decrease of $10.7 million from prior quarter. It was mainly due to the payment of $8 million to reduce the senior debt, and accounts receivable had increased by $1.7 million. Inventory decreased by $1.1 million from prior quarter to $25.9 million. As a reminder, the company is on a sell-through model, and the inventory at our channel partners is accounted for on the company’s balance sheet. Management continues its focus on achieving market traction of the 30 new products which we introduced in 2010, and in generating 25% of revenue from new products by the end of 2012 and the results from the R&D investment in releasing 20 new products in 2011.

I would like to remind you of our long-term financial goals. As you recall, the targets are aligned to specific revenue levels, in this case benchmarked at $50 million of revenue per quarter. The long-term targets as a percentage of revenue are gross margin at 55% to 60%, R&D at 25% to 28%, SG&A at 14% to 17%, operating income at 12% to 18%, and EBITDA at 15% to 21%. I would like to remind you the operating income targets we have, the 12% to 18%, is our primary driver, a profitability no matter what the revenue number is at. And I’m pleased to announce that, with our improved operating leverage, we expect to be at the operating income targets of 12% to 18%, at the lower end of that range, with a revenue of $45 million to $47 million in revenue per quarter.

Finally, on a personal note, with the listing of the tests on NASDAQ in March, Chris and I agree that it’s a good time for me to pass the baton on to my replacement. Therefore, the Company has initiated a search for the next CFO. I plan on remaining in my position until a replacement is hired and the transition is complete. The past five years have been a lot of heavy lifting by the entire Company to achieve compliance with SEC filings, while remediating all material weaknesses and the relisting with NASDAQ. I want to thank especially the finance and accounting team for their hard work, and the board of directors for their support.

Now, back to Chris.

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Thanks, Rich.

First off, I would like to give my personal thanks and gratitude to Rich. He’s been with us since our very early efforts on this restructuring. Together, we’ve been through many battles. Without his extreme commitment and efforts over the last four years, we definitely would not have made it back. Together with everyone at Vitesse, I want to recognize his substantial achievements and his contribution to our future success. As Rich mentioned, he will continue in his role as CFO until we identify a successor and get them on board, and have conducted a smooth transition. So, Rich, thank you for everything you have given to us in the last four years. Appreciate it.

All right. So with that, let me start by giving you some perspective on Q2. In November, which is fiscal Q1, we experienced a substantial and sudden slowdown in our demand, primarily out of Asia. That has continued into the second quarter.

In Q2, Asia was up just slightly, but it was not back to the levels that we experienced in 2010. Others in the industry, at the same time, have reported this similar weakness, and many have characterized it as an overall inventory correction. We discussed this a little bit in the last call, and we mentioned our channel inventories essentially remained flat through the prior four quarters. In Q2, that is the March quarter, we actually watched our channels deplete their inventory. They drew down about 40% of the inventory, and today we’ve got about 28 days of inventory in our channel, so we’re running pretty lean.

On the other hand, our total inventory, that is excluding the channel, is still high. Our quarter end value was down slightly to about $26 million. You’ll recall we did make a strategic decision in early 2010 to build a buffer to the then ongoing material shortages. Last quarter, based on the improved stability within the supply chain, we set a goal to manage the total inventory down to $22 million. We made a small dent on that this quarter, and we’re working hard to drive to that eventual goal.

Related to this, however, is the recent disaster in Japan. We have been proactive, both in communicating with our customers, as well as the suppliers since the tragedy. Operations and quality teams have done a great job in managing this challenge. We feel we’re in pretty good shape from a supply perspective. We do have a good inventory position on most of our products, some in finished goods, and almost everything in die bank, that is in wafer form. We face no immediate shortages, and we are prepared to requalify some of our packages, if shortages or some materials such as BT resin, et cetera, become an issue.

On the demand side, we are being diligent to monitor backlog. Our customers do need all the components on their bond to build a box, not just ours. If they have other material shortages, this could impact our demand. We’ve not seen this yet, but it’s a potential concern, and we’ll continue to monitor it very closely.

With this perspective, let me move on to results for the quarter. We started Q2 with backlog a bit low compared to our historical averages. We needed 30% to 40% turns to meet guidance. Weakness in Asia, particularly China, persisted. We also saw some declines in Europe and North America, more than 80% of which came from three specific customers who seem to be going through their own inventory correction problems. We saw some strengthening in March, and we had a good quarter for IP revenue. As a result of that, we executed about in the middle of our revenue guidance.

In terms of revenue, we report business in three segments - Carrier, Enterprise, non-core. We also break out intellectual property licensing and royalties from product revenue.

I’ll start with Carrier networking. In Q2, carrier was $15.5 million, 45% of our total product revenues, at $34.4 million. Carrier was down about 15% sequentially, and 9% from a year ago customer. We continue to see a fair amount of volatility in the customer base. This customer — this quarter, for example, we had one customer who declined significantly, as I mentioned, working through some inventory issues. Excluding this single customer, we would have had a flat to slightly up quarter.

Enterprise in Q2 2011 was $16.5 million, which is about 48% of total product revenue, down about 5% sequentially, and 16% on a year-to-year basis. In Enterprise, we had two customers that were down substantially, both of them optical module manufacturers. Excluding these guys, Enterprise was also about flat.

Non-core revenue was $2.4 million, which was up slightly, 13% from Q1 and down about 65% from the year-ago quarter. Non-core revenue is now 7% of our total, in line with expectations and general guidance. We continue to expect non-core to be lumpy, but generally trend down as a percentage of total business over the next year or two.

IP licensing revenue was $2.5 million in the quarter. Of this, $2.4 million was license fees, due as we completed delivery milestones from several license agreements, and about $100,000 was from royalty payments. We do continue to explore new opportunities for licensing of intellectual property. In the quarter, top 10 customers were about 46% of total product revenues. We had one customer at slightly more than 10%, and that’s Huawei. Of our top 10 customers, seven ar primarily carrier, and three are primarily Enterprise focused. Geographically, sales for North America, including Canada and Mexico at 50%, Asia-Pacific at 40%, and Europe at 10%.

So let me now move on to products, because they are I think a very important part of our story over the next year or so. A few years back, the CEO of Ford said something along the lines that there’s no problem at an auto company that a good product won’t solve. I’m not sure life’s quite that simple, but certainly the general sentiment applies to Vitesse today.

In early 2008, we initiated a strategy to focus our Company and specifically our product development efforts on new markets that were moving to IP-based networking with the goal of developing a completely new generation of products across our three product lines. This was possible only because we could focus our resources on a single technology, that is, products based on ethernet networking. In 2010, we introduced 30 new products according to plan. So far in 2011, we’ve reached 13 towards our goal of 20 for the year. As a result, we’re well on our way to complete a product refresh that will drive our future growth.

Based on these new product lines, we set two goals for the product cycle. First, double the percentage of design opportunities that we can create each quarter based on new products. Effectively, this is a measure of our new products traction in the marketplace. Today, we’re well ahead of our goal to create new opportunities. This quarter, 70% of the design opportunities that we created were for new products, which is more than double our historic rate.

As I reported last quarter, total opportunities including these new products were up over 80% in Q1. In Q2, they increased an additional 30%. Overall, in Q2, we created more than 200 new opportunities for our products, nearly 50% of these at Tier 1 customers. We expect many of these opportunities to turn into design wins over the next two to four quarters, and then eventually into revenue in 2012 and 2013.

In addition, last call I said we had seen some early indications of improving design win trends based on the improving traction and opportunities for these new products in the market. That trend accelerated dramatically throughout Q2, and we actually achieved a record quarter for design wins. In total, we captured over a hundred design wins in the quarter, which is more than double our 2010 rate, and we’re seeing particularly strong response from our largest customers, with more than 50% of the new wins coming from our largest Tier 1 customers.

The second goal we set for design wins was to capitalize on these wins and transform the mix of our revenue from mature to new products to drive our future revenue growth. Our goal is to grow revenue from new products from less than 5% of the total to 25% by the end of 2012. The trends we’re seeing in design opportunity pipeline and the resulting design wins and anticipated volume product ramps continue to support this forecast. So we continue to feel very optimistic about the new product cycle and their success of these products in the market.

Given the significance of the product cycle, I would like to spend a few more minutes to highlight the future growth drivers within this completely new product portfolio. As background, we serve our markets with three product families we call processing, switching, and connectivity. The processing line sells almost exclusively into our Carrier market segment. Switching and connectivity increasingly sell to both Carrier and Enterprise markets. Switching and connectivity, which together represent 75% to 80% of our revenue, will drive the majority of our future growth.

I’ll start with our smallest product line, processing, which today represents 20% to 25% of our business. It contains all of our mature SONET products for ethernet over SONET mappers, as well as our new OTN mappers. We have modest ongoing investment in this segment, as we actually expect Carrier ethernet to be a larger and faster growing market. Overall, we expect the product line to more or less track the growth of the capital equipment market for the next several years.

Our second product line, switching, includes our ethernet switch engines and associated gigabit copper PHYs. Today, switching is about one third of our revenue, based mostly in Enterprise, SME, and SMB applications. Switching revenue has been declining modestly since 2009, as we’ve selectively exited the very low-end, unmanaged SME/SMB segment. As a result, we’ve been able to improve our margins by nearly 15% since 2009, allowing us to substantially increase the overall profitability of the product line. This has been a material contributor in our ability to improve overall company margins from 49% in 2009 to 62% in this last quarter. Switching is an area of substantial R&D investment for the company. During 2010 and 2011, we completely refreshed our switching product line by introducing 5 new product families to extend our presence in both Enterprise and Carrier markets. These products will generate substantial growth for the product line, beginning in 2012 and beyond.

In Enterprise, we introduced our SparX-III and E-StaX family of switch engines and high density copper PHYs for layer 2 managed and stackable market. These products replace the previous generation that were introduced in 2006. SparkX and E-StaX offer lowest power, highest integration, and the best feature set available today. These products allow us to compete effectively in the midrange of the Enterprise segment, where there’s a larger serviceable market that will support better margins.

In Carrier, we introduced three new product families of switch engines. They’re purpose-built filament that provide true Carrier ethernet functionality at 50% of the cost and power compared with alternatives, such as FPGAs and network processors. These product families are scalable from very low-end CPE and access to edge and mobile aggregation to metro and core-switching and routing applications. Together they service markets that are driven by the explosive growth in internet traffic, particularly broadband access and mobile backhaul segments. Thus far, we’ve seen tremendous interest for our new switching and copper PHY products, both in Enterprise and Carrier segments.

New opportunities are starting to turn into design wins. In the first half of this year, we logged more than 80 wins for this product line, including designs at eight Tier 1 customers. We expect to see early revenue from our Enterprise products, starting in the Q4 timeframe, and from our Carrier products, which should start to contribute revenue in the mid to second half of 2012. Based on the ongoing growth in the pipeline of new opportunities, we expect the adoption of our new switch engines to continue to accelerate in the future.

Our third product line is called connectivity, which today is about 50% of our business. These products are targeted high-performance interconnect requirements from 1 Gig to 14 Gig over fiber, cable, and backplanes. They serve the growing need for improved signal integrity as systems move to higher data rates, near 10 gigabit and above. In 2010 and 2011, we introduced 6 new products for 10-gigabit ethernet applications within this product line.

Our most recent products in this segment contain IEEE 1588 packet timing engines, which are required for implementing ethernet connections within Carrier networks. This timing technology is getting overwhelming response, as it solves a variety of technical challenges not addressed by our competition. We introduced these products in March and have already captured multiple Tier 1 wins, primarily in mobile backhaul and edge router applications. These products go into production in mid-2012.

We also introduced four new products for HD video applications at NAB last month. Our new products, cable drivers, and re-timers are for transport of native high-definition video and broadcast applications. Products are very straightforward derivatives or are high performance PHY products that we develop into the Carrier market. They are twice the integration and half the power of the leading competitors. For us, this is a new $130 million target market. We look forward to taking share from the legacy players in this market over the next 6 to 12 months. We expect this to grow into a decent, actually very nice piece of business, I think, over the next 2 to 3 years.

Overall, we feel very good about our new product portfolio. They are getting great response from our customer base. It’s still early, but we continue to build traction, and we believe we’re well positioned to build on our success.

So with that, let me now turn to our outlook for Q3. These are, of course, estimates based on current knowledge, which is always subject to change. As such, it’s covered under our Safe Harbor. We entered the quarter, again, with just over 60% of our Q2 —our Q3 guidance in backlog, which is about the same as last quarter. Given the improved conditions of the supply chain, compared with 2010, customers are placing orders with shorter lead times, so we do expect a higher level of turns business.

This is being balanced with some concerns from Japan, which we believe are driving some customers to place orders farther out. In fact, our Q4 backlog has started to build already. It’s more than 10%, almost 20% ahead of what we would normally see at this point in the quarter. Because of this and based on bookings trends and estimated turns business, as well as current backlog, we estimate revenues for the third quarter of 2011 will be in the range of $35 million to $37.5 million. We anticipate product gross margins will be in the range of 57% to 59% of revenues, and overall margins to be about 1 point to 2 points higher. We will continue to focus on reducing operating expenses and forecast them to drop about $1.5 million to a range of $23 million to $24 million.

I would like to close by reiterating our goals. We remain committed to improving the financial performance of the company. We have some solid achievements in the first half.

First, we completed process of relisting on NASDAQ, which will open up a new segment of investors for the company. We restructured our senior debt, eliminated any short-term obligations, and strengthened the balance sheet. We’ve begun efforts to reduce inventory levels, which will generate cash in the second half. We further reduced operating break-even and again, improved our operating leverage. With improved margins and further reduced expenses expected in the second half, we’ve exceeded our goal of lowering our operating break-even from $42 million in 2010 to below $39 million in 2011.

We’ll continue our relentless focus on operating efficiency, and we continue to fund critical investments in R&D. Our efforts are focused on deploying our new product portfolio. We’re excited about the early indicators of traction in the market. We continue to believe we’ve invested wisely in the right markets at the right time and that we’re now well positioned to benefit from a long-term secular growth opportunity in both Carrier and Enterprise networking markets.

I would like to thank all of our employees for their hard effort and all of our shareholders for their support. I’m pleased to turn it back over to Lane for questions.

QUESTION AND ANSWER

Operator

(technical difficulty)

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Hello?

Operator

I do apologize for the inconvenience, gentlemen. (Operator Instructions) Your first question comes from the line of Sandy Harrison.

William “Sandy” Harrison - Signal Hill Capital - Analyst

Sorry about that, guys. A little bit of a Verizon moment there, huh?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

We thought maybe we were working on air traffic control or something.

William “Sandy” Harrison - Signal Hill Capital - Analyst

Had a couple of questions, Chris. First of all, best of luck to you, Rich. Appreciate all the help and a lot of the hard work you did getting the place back on its feet. So, good luck with your future endeavors. Chris, if you look at IP, and this was a big quarter for obviously licensing, and then you’ll get your royalties on probably a smaller stream going forward. Is there a way to think about modeling for this? Do you have a stream of opportunities right now in it that you can kind of give some direction from that, or what’s the best way to look at this and try to model this going forward?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Yes, that’s a great question, Sandy. We’ve been a little challenged ourselves to try to predict and model these things. These licensing deals, they can be fairly substantial and the timing of them is fairly unpredictable. What we’ve told people in the past, and I think is still consistent, is that we tend to think of IP as kind of mid single-digit revenue on an annual basis, and in some quarters, it’s going to hit, in some quarters it’s not. We’ve tried in the guidance we gave today, rather than to break out IP revenue, is to give you some view of its impact to margins, to give you total revenue and try and give you a little more view on what IP might do to margins compared to product revenue.

William “Sandy” Harrison - Signal Hill Capital - Analyst

Got you, okay, thanks. And then you’ve set the goal out, I appreciate the transparency on that , of where you expect new products from the 5-ish% level today to the 25% on the coming year. How do you expect that to layer in? Is there a couple of big programs that are really going to notch this up? Is it a linear event? What’s a way in which you see this growth to 25% layering in over

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Yes, it’s probably — it’s not driven by one or two design wins, right? We obviously have a spectrum of the size and dollar value of different wins, but we tend to build a business out of a lot of different designs going into different sockets. So for example, some of these 10-gigabit ethernet PHYs have already captured wins at some of the big Tier 1 router guys. Generally, we don’t have one big socket. We may end up having 4, 5, 10, 15 sockets over the course of 2 to 3 years that we develop to generate a large amount of revenue. So I would tend to think of it almost as a — probably a linear ramp starting in first quarter 2012.

William “Sandy” Harrison - Signal Hill Capital - Analyst

Got you, and my last question. If you look at some of your expenses, and if you look at some of the R&D that you expect to spend with 13 or 12 of your products out on your 20 bogey that you’ve set for yourself this year, how do you expect the R&D or the OpEx to layer in for the rest of this year, And then is there any mental targets you’ve started to think about for next year as far as either growth or maintaining that same expense level?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

The way we’ve thought about it, again, we set a goal early this year to drive break-even below where we were in 2010, and we’ve already kind of exceeded that goal. R&D is something we really want to invest in when we need to, but we understand that it’s got to be contained by the revenue line as well. So we’re guiding down here a fair amount, $1.5 million. That probably — that range is where we think we’re going to be comfortable on the OpEx side, probably for the next at least 2 to 3 to 4 quarters.

William “Sandy” Harrison - Signal Hill Capital - Analyst

Got you. Thanks for taking my questions, guys.

Operator

And your next question comes from a line of Keith King with B. Riley.

Dave King - B. Riley & Company - Analyst

Actually, it’s Dave King of B. Riley. Hi, Chris, Rich. Regarding softness, is it mainly concentrated with Chinese customers, or is it more across the board regionally?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Yes, so what we — I would say softness depends on when you compare it to, so when you look at Q2 results, Asia in general was pretty much flat, maybe up slightly compared to Q1, but Q1 was down substantially compared to Q4 compared to a year ago quarter. So Asia is still down compared to a year ago.

Dave King - B. Riley & Company - Analyst

What about for the June quarter, because of your guidance, how should we expect China and Asia to behave?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

We’re seeing — I would say China is recovering slowly. I don’t know that our guidance anticipates China getting back to Q2 2010 levels, but it does expect it to recover some more. A lot of our — some of our weakness in the quarter was really driven by, I highlighted three, but you could probably pick 3 to 5 guys who were down more than we were down in aggregate. So we had other folks who grew and counteracted the weakness in those 3 to 5 customers.

Dave King - B. Riley & Company - Analyst

Okay. You talked about new opportunities converting into design wins. What kind of ratio are you assuming or hoping for?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Yes, we track three real metrics. One is the number of opportunities that are created, the number of opportunities that we can convert to design wins, and then our expectation for wins going to revenue. We tend to put somewhere between 2 to 3, probably 3 quarters between each of those major milestones, and we tend to have somewhere on the order of a 50% hit rate between those milestones as well. We tend to turn about 50% of our opportunities into wins, and we tend to see somewhere on the order of 50% to 70% of those wins reach their estimated volume production in aggregate. It varies a lot. Some are home run balls, where we end up with 2 to 3 to 5 times the expectation, and some never get to production because they get canceled, so it’s —we average it out. We put that all into a model that really is what generates this projected change in revenue profile that we’re targeting.

Dave King - B. Riley & Company - Analyst

Got it. And lastly, regarding your guidance, it’s kind of flat to down, whereas your competitor seems to be kind of guiding up for the June quarter. Can you just explain the discrepancy? Is this a market share issue, or you are just in the wrong market, like you’re in Carrier ethernet while the other guys are focused more on OTN? Just any color there.

Chris Gardner - Vitesse Semiconductor - Pres., CEO

I think what I saw, there are some guys that were guiding up, some that were sort of a mix. We’re probably in the same path as a Broadcom, which they were down and guiding sort of flat. I think a big part of it for us is the product cycle, right? We are right at the end of a product cycle that’s extended for us for 4, 5, 6 years. We have new products coming, and they are ramping starting at the end of this year in 2012. I think we’ve been pretty consistent saying that we made that change back in 2008 and had to invest in — had to build the products that were going to grow us out of that space.

Now, having said that, we think we targeted some great markets and the markets we’re looking at are the growth markets in networking. There is a report that Infinetix just put out, I just got it this week, that 2010 was the down year and into 2011, and they are now starting to forecast the Carrier segment to turn and go through growth through 2015. But I think we’ve also been hit by that lag in the market that’s just now seems to be ending.

Dave King - B. Riley & Company - Analyst

And going back to China, seems like at least all of your peers are saying that the Chinese fiber access market, Fiber-to-the-Home pond market seems to be showing nice traction. What is your strategy to capitalize on that trend?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Yes, we’ve actually — we did see that. We sell some PMB. That is laser drivers and TIAs into the pond segment, and we saw that grow very nicely, probably 30%, 40%, 50%. It’s not a huge segment for us. We tend to sell more into the physical layer, that is the chip that’s one up from the module rather than to the optical module guys themselves. So that has been a business for us. We do sell products, but I wouldn’t say it’s a focused growth area in the near term.

Dave King - B. Riley & Company - Analyst

Right, and lastly, I think you said 2 or 3 optical margin customers kind of fell off last quarter, Q2, not too surprising given the optical industry is going through their own inventory correction. When do you expect that to come back? Is that like maybe Q3 or Q4, or what’s your expectations there?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

I don’t know that we have a lot of visibility into those guys, the module guys, several of them really reported some pretty distressing and surprising results last quarter, so I’m not sure that they have a great handle exactly on how that’s going to recover. My guess is it probably takes at least another quarter for them to work that out and for their customers to work through the inventory that they were sitting on. As you remember, if you go back to 2010, when we did face material challenges, I think the optical module guys were substantially the worst in the business in terms of being able to supply, and they were also the ones that took longest to correct those supply problems or those shipment problems that they had.

Dave King - B. Riley & Company - Analyst

Okay. And this is my final, last question. Any update on the crosspoint switch?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Well, we have — I don’t know about the specifics, so — of your question. We have a whole variety of crosspoints. Crosspoint as a product line was about flat for the quarter. We had some new design wins, actually in some Enterprise class customers that look very exciting. We’ve already seen pretty strong bookings from that segment this quarter. We introduced one new product into the video space. It was one of the four that I mentioned, and we’re seeing some pretty interesting traction there. I think our next major product family announcement in crosspoints will probably be in the second half of this year, which, again, will be a complete refresh of our existing product line.

Dave King - B. Riley & Company - Analyst

Got it, thank you.

Operator

And your next question comes from the line of Quinn Bolton with Needham & Company.

Quinn Bolton - Needham & Company - Analyst

Hi, guys, this is Jason calling in for Quinn. First, let me congratulate or wish you best wishes, Rich. I hope you’re going to hit them long and straight off the tee. My first question is around capacity. You guys have talked previously about monitoring capacity going into the second half of the year, and now that you’ve got actually pretty good visibility into fiscal fourth quarter, just wondering what you’re seeing from a capacity standpoint and if you’re concerned at all.

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Right now, we don’t see any concerns. I’ve actually read some stuff and talked to TSMC, it just brought down their capacity expectations. I think they were in the high 90s. They are now down in the mid to low 90s. So I think from a wafer perspective, things are easing up a little bit. I know there were some other folks talking about concerns in the summertime. We just have not seen any of our wafer vendors give us concern.

The Japan issue is a little challenging still on the package side. There are some resins and some other things that go into substrates, that go into packages, and there’s a lot of talk and concern there. We’ve identified where we may have issues, and we’ve actually started a little bit of qualification on alternate supply already. It will be interesting to see how that shakes out. But right now, I think I don’t see any major challenges for supply over the next 6 months.

Quinn Bolton - Needham & Company - Analyst

Okay, and then circling back to OpEx, if I heard you correctly in the prepared comments, you talked about $1.9 million of mass costs during the second quarter. Are you expecting anymore mass costs in the third quarter, or is that kind of going away here?

Rich Yonker - Vitesse Semiconductor - CFO

No, to compliment the rest of the new products, yes, we’ll have additional mass costs in the second half of the year.

Quinn Bolton - Needham & Company - Analyst

Okay. And then gross margins, if you could maybe walk through, looks like stepping down almost 400 basis points at the midpoint. Could you maybe walk through, is that just working down some of the inventory, or is there something else going on there? And then, are you still confident that you can be at the high end of your long-term range second half of the year?

Rich Yonker - Vitesse Semiconductor - CFO

Yes, absolutely. The first half of the year, because we did build inventory, we basically over-absorbed some of our fixed costs, and we do see that coming down. But when you look at the total year, we’ll be at the upper end of the range on product gross margin.

Quinn Bolton - Needham & Company - Analyst

Okay. That’s it for me, guys.

Operator

And your final question in queue today comes from Bob Sells with LMK Capital Management.

Bob Sells - LMK Capital Management - Analyst

Hi, a few questions. The first question is, when I look at your revenue, and obviously you guys have gone through a very challenging business period, your revenue is over the — since 2008 declined, based on what you said, and an aging product cycle. And it looks like your playing in the right parts of the market as you peer into this new product cycle. But how can you give us the confidence that the existing revenue products stabilized so that the new wins you have layer on top and turn you back into a growth company?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Yes, that’s a good question. If you look at our markets, we sell primarily into markets that really different characteristics. First is the Carrier market, which is probably 50%, 45% of our business today. It tends to be very stable, very long-term, 10-plus year product cycles, and I think in those segments, we are very comfortable with that kind of moving along with the market. We have some segments of that that are older and that are going to be in decline. We have some segments of that market that are newer, newer meaning 6 – 5, 6 7 years and are still growing. So for example, some of our ethernet over SONET mappers are still growing 30% to 40% annually. We’ve invested in a new OTN mapper product called Daytona we just announced, and we expect that to start growing our OTN business in 2012. So in aggregate that business, even though those products are mature, is very stable and tends to move both up and down pretty slowly.

Enterprise is a little different. The product cycles tend to be quicker, both up and down, and that is where we have seen some decline on, as I mentioned, our SME/SMB stuff. Those products are definitely older than they should have been. We should have gotten to a product cycle a few years ago, but as you pointed out, we have been going through some challenges. We managed to integrate both the Enterprise and the Carrier products together and attack a much larger market with the same amount of R&D. That took us a little longer, and I think as a result, we have suffered through some declines there, or maybe a different way to say it is, we’ve suffered through not being able to grow that segment as a result of that.

The other side of this, the other element is our core versus non-core business. If you look back 3 years ago, 2007, I think our core— non-core business was about 30-plus% of revenue. Today it floats in the 5% to 7%, so over that couple of years period, we’ve had to fill 25% whole, just to stay flat. So I think there is some cause and effect there as well, having effectively divested out of product lines back in the 2007 timeframe and having to watch those product lines effectively shrink down to 0.

So we’ve had some head winds. We’ve had some financial challenges that you’re all aware of, and that’s why I think we’ve been very consistent for the last 3 to 4 quarters, saying 2011 is going to be kind of a challenging revenue year for us, and really this product cycle is critically important. We’re trying to provide as many metrics as we can to give some view of what that product cycle looks like and how substantial it’s going to be. And I think as the rest of our revenue is flat to declining slowly, the growth in these new products should put us back into that growth category.

Bob Sells - LMK Capital Management - Analyst

And when you look out to your longer term goal of — your longer term operating model of that $50 million per quarter, how should we manage our expectations towards the ability of the company to obtain revenue levels somewhat close to that?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

I think, one, I think our product cycle that we’re in now, we would anticipate can support a couple years of 20% growth, right? That’s really what we’re trying to drive the company to is organically be able to put up 20% annual growth. So if you go figure out that that’s 5% sequential from where we are today, how long it takes you to get to $50 million, it’s probably 2012, if you do the math.

One of the things we’ve been doing as we have not been getting the growth is really trying to push that leverage, and I think it’s important what Rich mentioned kind of as a point in passing, is an important one to emphasize, which is we now, where we are from a margin, from an expense perspective, believe that we can get into that north of 10%, 12% operating income, at a revenue number probably closer to $46 million, $47 million than $50 million. And that saves you at least 2 quarters compared to where we were 9 months ago.

Bob Sells - LMK Capital Management - Analyst

Would you mind if I ask a couple more questions, just take them offline if you’ve allotted enough time.

Chris Gardner - Vitesse Semiconductor - Pres., CEO

No, we’ve got enough time.

Bob Sells - LMK Capital Management - Analyst

Okay, and can you rank order for us — I know it’s difficult at this point in the product cycle, but can you rank order of all the opportunities you went through where you had the highest degree of confidence that you’ll see meaningful contributions in revenue?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Yes, I talked about a couple different product families and subfamilies. If you look at our Enterprise and Carrier switches, we are — the challenge there really is timing. Enterprise switches get designed in more quickly, and we’ve got a number of very attractive wins there. They will start to show revenue in a little bit in Q4 and then ramping into the first half of 2012.

On the Carrier side, again, a number of good design wins, but those things tend to take substantially longer. And likewise, getting the opportunities to turn to wins takes substantially longer in the Carrier segment. So your optimism isn’t quite as high until you’ve had those products in the market over a longer period of time. Things that tend to turn quicker are the physical layer products, and we have both gigabit ethernet and 10-gigabit ethernet products, with this new packet timing technology called 1588. We haven’t even announced our gigabit products yet, but we have those designed into 3 to 4, maybe more Carrier customers today already, along with the 10-gigabit. So I would say those are the 3 product areas that we’re seeing again, very substantial traction at very substantial customers.

Bob Sells - LMK Capital Management - Analyst

Okay, and then to use the Enterprise switching as an area that has somewhat shorter term confidence, and that’s 10-gigabit PHY opportunities?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

It does. The Enterprise is a combination. It’s the gigabit ethernet switching and associated PHYs, so this is for example going into layer 2 managed boxes. One of our big customers today is HP ProCurve, who used our 2006 era products. That would be a classic example of a customer.

The other side of the Enterprise is, as you mentioned, some of the 10-gigabit ethernet products. We tend on the 10-gig side to be more focused at the Carrier applications. So our customers there will tend to be more Carrier edge routers, mobile backhaul, cell outdoor units,.

Bob Sells - LMK Capital Management - Analyst

The Enterprise gigabit 5 switching and PHYs — who is your toughest competition there and how do you think — what would allow you to be well — is being well received into some of those wins?

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Right. In ethernet in general, our biggest competitor is probably Broadcom. And what we offer in the Enterprise, and these are our E-StaX and SparX family, is we offer substantially better power than the competitor, substantially better integration. So for example, if you’re building a layer 2 managed ethernet switch today, you can do it with SparX-III in 2 chipset. Broadcom is a 3 chipset today. Marvell I think might be a 7 chip or a 6 chipset. We have better power. We have better features. We have a lower BOM cost because of the lower number of parts required on the board in addition to the chips, and that’s really what’s allowing us to close design.

Bob Sells - LMK Capital Management - Analyst

Perfect. I appreciate your patience with my questions.

Chris Gardner - Vitesse Semiconductor - Pres., CEO

Thanks very much. So with that, I would like to, again, thank everyone for attending our call, and I look forward to talking to many of you over the next quarter, and potentially at the Riley conference here in the next month or so. And as a final note, again, thanks to Rich, and I look forward to working with you over the next month or two as we go through this transition. Thank you very much, everyone. Talk to you next time.

Operator

Ladies and gentlemen, this does conclude today’s conference call. You may now disconnect.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©  2011 Thomson Reuters. All Rights Reserved.